Exhibit 8.1

March 30, 2012

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $3,530,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a Domestic ETF Basket due September 30, 2014 as described in the Company’s Pricing Supplement No. 179 dated March 27, 2012 (“Pricing Supplement 179”) to Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 (the “Prospectus Supplement”), and the Prospectus dated June 4, 2009 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement) and (ii) $2,750,000 aggregate principal amount of Medium-Term Notes, Series K, Notes due March 29, 2019 as described in the Company’s Pricing Supplement No. 190 dated March 27, 2012 (“Pricing Supplement 190”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 179 and under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 190.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 179 and under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 190 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP